Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Contact:
336-436-4879
Scott Fleming
Investor@labcorp.com

Shareholder Direct:
(800)LAB-0401
www.labcorp.com

LABORATORY CORPORATION OF AMERICA® ANNOUNCES
2006 SECOND QUARTER RESULTS

EBITDA Margin of 27.3 Percent Drives Operating Cash Flow of $128.5 million and EPS Increase of 14.5 Percent

Burlington, NC, July 25, 2006 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced results for the quarter and six-months ended June 30, 2006.

Second Quarter Results
Net earnings increased 6.7% to $116.4 million, compared to second quarter 2005 net earnings of $109.1 million, excluding the impact of a $3.1 million non-recurring investment loss recorded in the second quarter of 2005. Earnings per diluted share (EPS) increased 14.5% to $0.87, compared to $0.76 per diluted share in the second quarter of 2005, excluding a $0.02 per diluted share impact of the investment loss recorded in the second quarter of 2005. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $247.1 million for the quarter, or 27.3% of net sales. Excluding the impact of the required change in accounting for stock based compensation, net earnings increased 9.7% to $119.7 million, EPS increased 17.1% to $0.89 per diluted share, and EBITDA was $252.5 million, or 27.9% of net sales, compared to 26.4% of net sales in the second quarter of 2005.

Revenues for the quarter were $903.7 million, an increase of 5.9% compared to the same period in 2005. Compared to the second quarter of 2005, testing volume, measured by accessions, increased 1.8%, and price increased 4.1%.

Operating cash flow for the quarter was $128.5 million, compared to $86.5 million in the same period in 2005. The balance of cash and short-term investments at the end of the quarter was $202.3 million.

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Six-Month Results
Net earnings for the period increased to $218.3, compared to 2005 six-month net earnings of $205.7 million, excluding the impact of a $3.1 million non-recurring investment loss recorded in the second quarter of 2005. Earnings per diluted share (EPS) increased 13.3% to $1.62 for the first six months of 2006, compared to EPS of $1.43 in the first six months of 2005, excluding a $0.02 per diluted share impact of the investment loss recorded in 2005. EBITDA was $470.9 million, or 26.4% of net sales. Excluding the required change in accounting for stock based compensation, net earnings increased 9.4% to $225.0 million, EPS increased 16.8% to $1.67 per diluted share, and EBITDA was $482.2 million, or 27.1% of net sales, compared to 26.2% of net sales in the first six months of 2005.

Revenues for the period were $1,782.2 million, an increase of 7.9% compared to the same period in 2005. Compared to the same period in 2005, testing volume, measured by accessions, increased 3.2 percent, and price increased 4.7 percent.

During the first half of the year, the Company generated operating cash flow of $307.1 million, compared to $241 million in the same period in 2005.

“Our strategy of emphasizing the relationship between core and esoteric testing again delivered outstanding financial results, particularly in growth in EPS, operating cash flow, and our industry leading EBITDA margin,” said Thomas P. Mac Mahon, Chairman and Chief Executive Officer. “We remain committed to this strategy and to our focus on growth through developing our managed care relationships. We continue to feel that we are well positioned to take advantage of the many growth opportunities available in our industry.”

Outlook For 2006
The Company updated guidance for 2006, originally issued on February 16, 2006. Excluding the impact of the required change in accounting for share based compensation, any share repurchase activity after June 30, 2006, and any accounting impact related to the previously announced retirement of the Chief Executive Officer of the Company effective December 31, 2006, the Company expects revenue growth of 6.5% to 7.2%, EBITDA margins of approximately 26.5% to 27.0%, diluted earnings per share of between $3.28 and $3.33, operating cash flow of approximately $610 million to $630 million, capital expenditures of approximately $95 million to $110 million, net interest of approximately $43 million to $45 million, and a bad debt rate of approximately 4.8% of sales for the remainder of the year. The Company estimates that the implementation of the required change in accounting for stock based compensation will have an EBITDA impact of approximately $22 million to $23 million and an EPS impact of approximately $0.10 per diluted share.

The Company today is filing an 8-K that will include additional information on its business and operations, including updated financial guidance for 2006. This information will also be available on the Company’s Web site. Analysts and investors are directed to this 8-K and the Web site to review this supplemental information.

A conference call discussing LabCorp’s quarterly results will be held today at 9:00 a.m. Eastern Time and is available in a listen-only mode by dialing 212-231-6034. A telephone replay of the call will be available through August 1, 2006 and can be heard by dialing 800-633-8284 (402-977-9140 for international callers). The access code for the replay is 212-96-815. A live online broadcast of LabCorp’s quarterly conference call on July 25, 2006 will be available at www.labcorp.com or at www.streetevents.com beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible continuing through August 25, 2006.

About LabCorp®
Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.3 billion in 2005, approximately 24,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Minneapolis, MN; The Center for Esoteric Testing in Burlington, NC; DIANON Systems, Inc. based in Stratford, CT; US LABS based in Irvine, CA; and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our Web site at: www.LabCorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2005, and subsequent SEC filings.

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LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2006	2005	2006	2005

Net sales	$903.7	$853.3	$1,782.2	$1,652.4
Cost of sales	510.9	488.4	1,016.7	949.2
Selling, general and administrative	190.2	178.7	381.1	347.3
Amortization of intangibles and other assets	13.0	13.1	26.0	25.2

Operating income	189.6	173.1	358.4	330.7

Other income (expense)	(1.2)	0.2	(1.8)	(0.2)
Investment loss	--	(3.1)	--	(3.1)
Investment income	1.2	0.3	1.6	0.8
Interest expense	(11.6)	(8.6)	(23.5)	(17.1)
Income from joint venture partnerships	17.9	13.9	33.3	27.6

Earnings before income taxes	195.9	175.8	368.0	338.7
Provision for income taxes	79.5	69.8	149.7	136.1

Net earnings	$116.4	$106.0	$218.3	$202.6

Diluted earnings per common share:
Net earnings	$0.87	$0.74	$1.62	$1.41

Add:
Impact of adoption of SFAS 123(R)	0.02	--	0.05	--
Impact of non-recurring investment loss	--	0.02	--	0.02

Net earnings per share, excluding impact of change in accounting and non-recurring investment loss	$0.89	$0.76	$1.67	$1.43

Weighted average shares outstanding	$136.3	$145.5	$136.6	$145.6

EBITDA	$247.1	$225.2	$470.9	$432.6

Add: Impact of adoption of SFAS 123(R)	5.4	--	11.3	--

EBITDA, excluding impact of change in accounting	$252.5	$225.2	$482.2	$432.6

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	June 30,	December 31,
	2006	2005

Cash and short-term investments	$202.3	$63.1
Accounts receivable, net	537.0	493.4
Property, plant and equipment	370.4	381.5
Intangible assets and goodwill, net	2,098.1	2,122.7
Investments in joint venture partnerships	603.9	578.9
Other assets	237.0	236.2

	$4,048.7	$3,875.8

Zero coupon-subordinated notes	549.9	544.4
5 1/2% senior notes due 2013	352.8	353.0
5 5/8% senior notes due 2015	250.0	250.0
Other liabilities	885.9	842.7
Shareholders' equity	2,010.1	1,885.7

	$4,048.7	$3,875.8

Consolidated Statement of Cash Flow Data
(in millions, except per share data)

	June 30,	December 31,
	2006	2005

Net cash provided by operating activities	$307.1	$240.9
Net cash used for investing activities	(214.1)	(230.5)
Net cash used for financing activities	(122.6)	(36.4)
Effect of exchange rates on cash	0.8	(0.4)

Net decrease in cash	(28.8)	(26.4)
Cash at beginning of period	45.4	47.6

Cash at ending of period	$16.6	$21.2

Free Cash Flow:
Net provided by operating activities	$307.1	$240.9
Less: Capital Expenditures	(42.4)	(45.7)

Free cash flow	$264.7	$195.2

Notes to Financial Tables

1)	EBITDA represents earnings before interest, income taxes, depreciation, amortization, and nonrecurring charges, and includes the Company’s proportional share of the underlying EBITDA of the income from joint venture partnerships. The Company uses EBITDA extensively as an internal management performance measure and believes it is a useful, and commonly used measure of financial performance in addition to earnings before taxes and other profitability measurements under generally accepted accounting principles (“GAAP”). EBITDA is not a measure of financial performance under GAAP. It should not be considered as an alternative to earnings before income taxes (or any other performance measure under GAAP) as a measure of performance or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. The following table reconciles earnings before income taxes, representing the most comparable measure under GAAP, to EBITDA for the three- and six-month periods ended June 30, 2006 and 2005:

	Three Months Ended June 30,		Six Months Ended June 30,

	2006	2005	2006	2005

Earnings before income taxes	$195.9	$175.7	$368.0	$338.7
Add(subtract):
Interest expense	11.7	8.6	23.5	17.1
Investment income	(1.3)	(0.3)	(1.6)	(0.8)
Other(income)expense, net	1.2	(0.2)	1.8	0.2
Depreciation	25.6	24.2	50.9	47.3
Amortization	13.0	13.1	26.0	25.2
Non-recurring investment loss	--	3.1	--	3.1
Joint venture partnerships' depreciation and amortization	1.0	1.0	2.3	1.8

EBITDA	$247.1	$225.2	$470.9	$432.6

2)	Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”), which requires the Company to measure the cost of employee services received in exchange for all equity awards granted, based on the fair market value of the award as of the grant date. SFAS 123(R) supersedes Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation and Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”). The Company has adopted SFAS 123(R) using the modified prospective application method of adoption which requires the Company to record compensation cost related to unvested stock awards as of December 31, 2005 by recognizing the unamortized grant date fair value of these awards over the remaining service periods of those awards with no change in historical reported earnings. Awards granted after December 31, 2005 are valued at fair value in accordance with provisions of SFAS 123(R) and recognized on a straight line basis over the service periods of each award. The Company estimated forfeiture rates for the first quarter of 2006 based on its historical experience.

Prior to 2006, the Company accounted for stock-based compensation in accordance with APB 25 using the intrinsic value method, which did not require that compensation cost be recognized for the Company’s stock options provided the option exercise price was established at the common stock fair market value on the date of grant. Under APB 25, the Company was required to record expense over the vesting period for the value of restricted stock and performance share awards. Prior to 2006, the Company provided pro forma disclosure amounts in accordance with SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure” (SFAS No. 148), as if the fair value method defined by SFAS No. 123 had been applied to its stock-based compensation. The Company’s net income and net income per share for the three months ended March 31, 2005 would have been reduced if compensation cost related to stock options had been recorded in the financial statements based on fair value at the grant dates.

As a result of adopting SFAS 123(R), the Company recorded approximately $5.6 million and $11.2 million in stock compensation expense relating to its stock option and employee stock purchase plans for the three and six month periods ended June 30, 2006. Net earnings for the three and six month periods ended June 30, 2006, were reduced by $3.2 million and $6.7 million, respectively, net of tax. The incremental impact of adopting SFAS 123(R) on diluted earnings per share for the three and six month periods ended June 30, 2006 was $0.02 (e.g., $3.2 million divided by 136.3 million shares) and $0.05 (e.g., $6.7 million divided by 136.6 million shares) per share, respectively.

3)	During the second quarter of 2005, the Company wrote-off the recorded value of warrants to acquire shares of Exact Sciences. The after tax impact of this non-recurring investment loss reduced net earnings by $3.1 million and diluted EPS by $0.02 ($3.1 million divided by 145.5 million shares).